Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128148 on Form S-3 of our report dated March 15, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Jupitermedia Corporation and our report dated April 28, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Jupitermedia Corporation for the year ended December 31, 2004, as amended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Stamford, Connecticut

October 5, 2005